Exhibit 99.1

Four Oaks Fincorp, Inc. Preannounces Second Quarter 2009 Earnings

FOUR OAKS, N.C.--(BUSINESS WIRE)--July 16, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced that it anticipates reporting a net loss in the second quarter ended June 30, 2009 as a result of an increased provision for loan losses and higher than normal FDIC insurance premiums.

The exact amount of the increase in the provision for loan losses has yet to be determined, but based on preliminary estimates, it is expected to be in the range of $ 4.0 million to $ 5.0 million, versus $954,000 in the second quarter of 2008. The decision to boost the provision for loan losses was based on numerous factors, including but not limited to, the weak economic environment, an increase in the Company’s nonaccruing loans, and management’s intention to maintain a prudent level of reserves. The Company remains well-capitalized.

Earnings in the second quarter of 2009 are also expected to be negatively impacted by higher FDIC insurance premiums, which will include a special assessment imposed by the FDIC that is intended to replenish its Deposit Insurance Fund, which has recently declined due to large payouts to depositors of failed institutions. Total FDIC insurance premiums accrued for the second quarter for the bank, including the special assessment, are expected to be approximately $592,000, versus $85,000 in the second quarter of 2008.

Given the increase in the provision for the loan losses and the FDIC special assessment, the net loss is expected to range from $1 million to 1.5 million for the second quarter ended June 30, 2009 and from $350,000 to $450,000 for the six months ended June 30, 2009.

Commenting on the announcement, Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer of Four Oaks Fincorp, Inc., stated, “While we regret having to report a quarterly loss, it is imperative that we operate from a position of strength, and that certainly includes our reserve position. We are fortunate to be able to significantly add to the allowance without jeopardizing the Company’s strong capital position. In the meantime, we continue to aggressively address our problem credits and are pursuing various strategies to maintain our solid capital base. These strategies include raising new capital through the recent subordinated debt offerings, making strategic acquisitions, such as the pending merger with Nuestro Banco, and may ultimately include reducing our cash dividend for some period of time.”

Mr. Lee concluded, “While the operating environment remains difficult, our markets are showing some preliminary signs of stabilization, and our net interest margin improves each month as deposits mature and reprice. We remain optimistic about the Company’s long-term prospects and expect a quick return to profitability .

With approximately $943 million in total assets as of June 30, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition and the risk that the merger with Nuestro Banco will not be consummated . Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177